                                                                   EXHIBIT 10.26

             DESCRIPTION OF NISOURCE INC. 2003 ANNUAL INCENTIVE PLAN

NiSource's annual incentive plan for the year 2003 covered most NiSource employees, including all NiSource executive officers. The Annual Incentive Plan established a trigger amount of financial performance (below which no annual incentive may be paid) and a maximum level (above which no additional annual incentive may be paid). Additionally, a profit sharing contribution of between 0.5% and 1.5% of an employee's eligible earnings may be made to the participant's account in the Company's 401(k) Savings Plan on behalf of all eligible employees, including the executive officers.

In 2003, the trigger was based on income from continuing operations (after accounting for the cost of the incentive plan). For 2003, the Company exceeded the trigger amount of income from continuing operations resulting in payments under the Annual Incentive Plan to most of the Company's employees and to the executive officers. In February and March 2004, the incentive payments were made amounting to approximately 118% of the aggregate trigger amounts for all employees and profit sharing contributions to the 401(k) Savings Plan accounts at slightly above the trigger level of 0.5%.

Each employee that participated in the plan was given an individual incentive opportunity that ranged from a "trigger" to "maximum" percentage. Annual incentives awarded to certain executive officers were based purely on overall corporate performance, rather than the individual performance of the executive. For the remainder of the employees who participated in the plan, the payment had two components. The first component was based on a formula and was equal to two-thirds of the amount the employee was entitled to receive based on the attainment of corporate financial measures in relation to his or her trigger percentage. The second component of the payment was left to the discretion of management. For non-exempt employees the second component was based on the performance of their respective business unit or corporate function and not on their individual performance. For exempt employees, NiSource senior management calculated the total pool owed to all exempt employees based on NiSource's income from continuing operations and subtracted the amount owed to employees under the formula portion of the plan. The remaining pool of money was allocated by senior management to the various business units and corporate functions based on senior management's assessment of the performance by that business unit or corporate function. The management of each business unit and corporate function was then allowed to distribute the money allocated to him or her based on an assessment of each individual employee's performance during the year.